                                                                        Exhibit 5.1
                                                                        -----------
                               Lyle B. Stewart, P.C.
                             3751 South Quebec Street
                                 Denver, CO 80237
                              Telephone: 303-267-0920
                                 Fax: 303-267-0922

Board of
Directors
March 28, 2002
Medix Resources, Inc.
The Graybar Building
420 Lexington Avenue, Suite 1830
New York, NY 10170

Ladies and Gentlemen:

     We have  acted as counsel  to Medix  Resources,  Inc.  (the  "Company")  in connection  with the  registration  of 3,496,250 of its common stock,  par value
$.001 per share, on an Amendment No. 2 to Form S-2  Registration  Statement (the
"Registration Statement") to be filed by the Company on or after the date hereof with the Securities and Exchange  Commission,  under the Securities Act of 1933, as amended.

     In connection  therewith,  we have examined and relied upon such  corporate records and other  documents,  instruments and  certificates  and have made such other  investigation  as we have deem  appropriate  as basis for the opinion set forth below.

     Based upon the  foregoing,  we are of the opinion that the shares of common stock to be sold by the listed selling  shareholders in the manner  described in the Registration  Statement and any Prospectus relating thereto, will be legally issued, fully paid and non-assessable.

     We hereby consent to the use of our name in the Registration  Statement and the filing of this opinion as an exhibit to the Registration Statement.

                                                Very truly yours,

/s/ Lyle B. Stewart. P.C.